EXHIBIT 11

                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                 MEDTRONIC, INC.
                                   (Unaudited)
                                 (in thousands)

                                          Three months ended
                                          ------------------
                                           Aug. 1,   Aug. 2,
                                            1997      1996
                                          -------   -------

           PRIMARY
-------------------------------
Shares outstanding:
 Weighted average outstanding             468,402   478,857
 Share equivalents (1)(2)                   7,513     9,020
                                          -------   -------
    Adjusted shares outstanding (2)       475,915   487,877
                                          =======   =======


        FULLY DILUTED
-------------------------------
Shares outstanding:
  Weighted average outstanding            468,402   478,857
  Share equivalents (1)(2)                  8,146     9,350
                                          -------   -------
    Adjusted shares outstanding (2)       476,548   488,207
                                          =======   =======

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(1)  Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.